Exhibit 99.1

Eastern American Natural Gas -Trust

Eastern American Natural Gas Trust Announces Quarterly Distribution

Eastern American Natural Gas Trust

JPMorgan Chase Bank, N.A., Trustee

News
Release

For Immediate Release

Austin, Texas February 23, 2006 – EASTERN AMERICAN NATURAL GAS TRUST (NYSE–NGT) announced today that its estimated distributable cash for the quarter ended December 31, 2005 is $.6667 per Depository Unit, net of an increase to the Trust’s cash reserve of $700,000, or $.1186 per Depositary Unit.  The increase to the cash reserve was made to facilitate the payment of third party invoices for professional and administrative services to the Trust on a timely basis.  If the Trustee determines that the third party expenses will be significantly less than currently anticipated, the Trust will distribute a portion of the amount held in the cash reserve in connection with a future quarterly distribution.  Based on estimated distributable income for the quarter of $.7853 per Depositary Unit, less the increase to the cash reserve of $.1186 per Depositary Unit, the Trust anticipates that it will make a cash distribution on or before March 15, 2006 of $.6667 per Depository Unit to holders of record as of the close of business on February 28, 2006.

Eastern American Natural Gas Trust is a grantor trust, which presently holds net profit interests in approximately 650 producing gas wells located in West Virginia and Pennsylvania.

This press release contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are “forward-looking statements” for purposes of these provisions. These forward-looking statements include the amount and date of any anticipated distribution to unit holders.  An investment in Units issued by Eastern American Natural Gas Trust is subject to the risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2004, its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005, and all of its other filings with the Securities and Exchange Commission.  The Trust’s annual, quarterly and other filed reports are available over the Internet at the SEC’s web site at http://www.sec.gov.

Contact:	Eastern American Natural Gas Trust
JPMorgan Chase Bank, N.A., as Trustee
Mike Ulrich
1(800) 852-1422 / (512) 479-2562
www.businesswire.com/cnn/ngt.htm
700 Lavaca Austin, TX 78701